Vail Resorts, Inc.
For Immediate Release
News Release

Vail Resorts Contacts

Investor Relations:  Michelle Lang, (303) 404-1819, mlang@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2010 First Quarter Results and Early Season Indicators
BROOMFIELD, Colo. - December 8, 2009 - Vail Resorts, Inc. (NYSE:  MTN) today reported results for the first quarter of fiscal 2010 ended October 31, 2009, as well as certain early season indicators.

Highlights

•
Resort Reported EBITDA, which includes our Mountain and Lodging segments, for the first quarter improved from the prior year by $0.8 million, or 2.0%, due in part to the favorable impact of cost savings initiatives implemented subsequent to the prior year first quarter.

•	Total revenue and Real Estate Reported EBITDA declined and net loss was greater for the first quarter compared to the prior year due to the timing of real estate project closings.

•	Net Debt leverage ratio of 2.4 times trailing twelve months Total Reported EBITDA and no revolver borrowings under the Company’s $400 million senior credit facility as of October 31, 2009.

•	Season pass sales to date, including the Epic Season Pass, up approximately 11% in units and approximately 9% in sales dollars compared to the same time period in the prior year.

Commenting on the Company’s fiscal 2010 first quarter results, Rob Katz, Chief Executive Officer said, “Our first fiscal quarter is a seasonally low earnings period and historically a loss quarter, since our mountain resorts are not open for winter ski operations during the period.  The first quarter Resort results are generally driven by the Company’s summer mountain operations, lodging operations including our summer seasonal business at Grand Teton Lodge Company (“GTLC”), golf operations and group business.  The Company’s Mountain Reported EBITDA results in this year’s first quarter improved by $2.4 million, or 6.1%, compared to the prior year first quarter and benefited from the cost savings initiatives previously implemented in January and April of 2009, including wage reductions for our full-time and seasonal employees.  Additionally, Mountain segment results were favorably impacted by improved retail/rental contribution due to higher gross margins, improved summer operations due in part to prior year construction impacts, higher fees and dues revenue from private club operations and the timing of marketing spend including a significant shift away from more traditional print media.  Lodging segment results in the current year first fiscal quarter included Colorado Mountain Express (“CME”), which was acquired after the prior year first quarter on November 1, 2008, and negatively impacted year-over-year Lodging Reported EBITDA comparisons by $1 million in a seasonal loss first quarter.  The Company’s Lodging segment results in the first fiscal quarter are historically impacted by group business, which was down as expected in the current year compared to the pre-recessionary period of the prior year.  When combined with a similarly impacted drop-off in transient guest occupancy, hotel revenue per available room (“RevPAR”) declined by 11.7% at our owned hotels, which is a much smaller decline than that experienced by the luxury and the upper upscale segments of the lodging industry as a whole for the same period, which experienced estimated RevPAR declines of approximately 22% and 17%, respectively.  Real Estate revenue and Real Estate Reported EBITDA was significantly decreased, as expected, due to the prior year closings of 39 Crystal Peak Lodge units and one Lodge at Vail Chalet unit, partially offset by the current year sale of a land parcel at the Arrowhead base area of the Beaver Creek Resort for $8.5 million, resulting in a gain on sale of $6.1 million (net of $2.4 million in related cost of sales).  Despite the impacts of the back-to-back seasonally low fourth and first fiscal quarters as well as our continued investment in two real estate projects under construction, our balance sheet position remains solid with Net Debt leverage of 2.4 times trailing twelve months Total Reported EBITDA, no borrowings under our revolver at the end of the first quarter of fiscal 2010 and virtually no principal maturities due on any of our debt until 2014.”

Mountain Segment

•	Mountain segment net revenue was $39.2 million in the first quarter of fiscal 2010 compared to $40.8 million in the first quarter of fiscal 2009, a 3.9% decline.

•	Mountain Reported EBITDA was a loss of $37.0 million in the first quarter of fiscal 2010 compared to a loss of $39.4 million in the first quarter of fiscal 2009, a 6.1% improvement.

The Company's first fiscal quarter historically results in negative Mountain Reported EBITDA, as the Company's ski resorts generally do not open for ski operations until the Company's second fiscal quarter.  The first fiscal quarter consists primarily of operating and administrative expenses plus summer business and retail/rental operations.

Total Mountain segment net revenue decreased in part due to a $0.9 million, or 4.0%, decrease in retail/rental revenue due to lower sales volumes primarily at the Company’s mountain resort stores.  In addition, dining revenue decreased $0.5 million, or 11.7%, in the first quarter of fiscal 2010 compared to the first quarter of fiscal 2009, primarily due to a reduction in group business at the Company’s mountain resorts.  Other revenue primarily consists of private club revenue (which includes both club dues and amortization of initiation fees), summer visitation, other mountain activities revenue, marketing revenue, employee housing revenue as well as commercial leasing revenue.   For the first quarter of fiscal 2010, other revenue decreased $0.2 million, or 1.6%, compared to the first quarter of fiscal 2009, primarily due to a decrease in marketing and employee housing revenue, mostly offset by an increase in private club operations resulting from the opening of the Vail Mountain Club in November 2008 and an increase in on-mountain summer activities at Breckenridge and Keystone as the prior year’s on-mountain summer activities were restricted due to construction activities at the respective resorts.

Mountain segment operating expense decreased $4.8 million, or 5.9%, during the first quarter of fiscal 2010 compared to the first quarter of fiscal 2009, which primarily resulted from a decrease in labor and labor-related benefits expense, retail cost of sales and general and administrative expenses.  Labor and labor-related benefits decreased $0.6 million, or 2.6%, due to decreased staffing levels driven by lower volume in dining and retail/rental operations as well as the impacts of cost reduction initiatives including the suspension of the Company’s matching contribution to its 401(k) program effective January 2009 and the company-wide wage reduction plan implemented in April 2009, partially offset by severance charges and increased stock compensation expense in the first quarter of fiscal 2010.  Retail cost of sales decreased $0.7 million, or 5.2%, due to the decrease in retail revenue combined with an increase in gross margins from improved inventory management.  General and administrative expenses decreased $2.7 million, or 11.7%, primarily due to the timing of marketing spend as well as lower allocated corporate expenses, which were also impacted by the cost reduction initiatives discussed above.  Other expenses decreased $0.8 million, or 3.6%, primarily due to lower supplies and repairs and maintenance expense resulting from strategic sourcing initiatives, partially offset by higher property taxes.

  Mountain equity investment income, net, which primarily represents the Company's share of income from its real estate brokerage joint venture, decreased $0.8 million for the first quarter of fiscal 2010 compared to the first quarter of fiscal 2009, was unfavorably impacted by an overall decline in real estate closings compared to the same period in the prior year from both commercial projects and residential sales.

Lodging Segment

•	Lodging segment net revenue was $41.4 million in the first quarter of fiscal 2010 compared to $45.3 million in the first quarter of fiscal 2009, an 8.6% decrease.

•	First fiscal quarter 2010 average daily rate (“ADR”) increased 5.1% and RevPAR decreased 17.0% at the Company’s owned hotels and managed condominiums compared to the prior year first fiscal quarter.

•
Lodging Reported EBITDA was a negative $1.3 million in the first quarter of fiscal 2010 compared to a positive $0.4 million in the first quarter of fiscal 2009.  Fiscal 2010 first quarter Lodging segment results included $1.8 million of net revenue and $2.7 million of operating expense from CME, which was acquired on November 1, 2008.

Total Lodging net revenue for the first quarter of fiscal 2010 decreased $3.9 million, or 8.6%, compared to the first quarter of fiscal 2009.  This decrease in lodging net revenue was partially offset by transportation revenue of $1.8 million due to the acquisition of CME on November 1, 2008.  Excluding the impact of CME revenue, total lodging net revenue decreased $5.7 million, or 12.6%, for the first quarter of fiscal 2010 compared to the first quarter of fiscal 2009.
 Revenue from owned hotel rooms for the first quarter of fiscal 2010 decreased $1.2 million, or 9.9%, compared to the first quarter of fiscal 2009, which was driven by a decrease in occupancy of 10.6 percentage points primarily due to significant declines in group business as well as declines in transient guest visitation, partially offset by an increase in ADR of 6.7% at the Company’s owned hotels, due primarily to increases at GTLC.  GTLC’s room revenue for the first quarter of fiscal 2010 was flat compared to the first quarter of fiscal 2009, as GTLC’s ADR increased by 9.6%, which offset a 5.5 percentage point decline in occupancy from lower transient guest visitation.  Revenue from managed condominium rooms decreased $0.6 million, or 12.8%, for the first quarter of fiscal 2010 compared to the first quarter of fiscal 2009, primarily due to a decline in group business.

First quarter fiscal 2010 dining revenue decreased $1.5 million, or 14.7%, as compared to the first quarter of fiscal 2009 mainly due to decreased group visitation primarily at the Company’s Colorado mountain resorts.  Golf revenues decreased $1.2 million, or 15.1%, for the first quarter of fiscal 2010 compared to the first quarter of fiscal 2009, resulting from a 15% decrease in the number of golf rounds played combined with lower revenue per round.  Other revenue decreased $1.1 million, or 11.5%, in the first quarter of fiscal 2010 compared to the first quarter of fiscal 2009, primarily due to a decrease in revenue from spa and conferences services, which were negatively impacted by lower occupancy from groups.

Lodging segment operating expense decreased $2.3 million, or 5.1%, for the first quarter of fiscal 2010 compared to the first quarter of fiscal 2009.  Lodging segment operating expense in the first quarter fiscal 2010 included $2.7 million of CME operating expense.  Excluding the impact of CME operating expense, total operating expense decreased $5.0 million, or 11.2%, for the first quarter of fiscal 2010 compared to the first quarter of fiscal 2009, primarily due to a decrease in labor and labor-related benefits of $2.2 million, or 10.5%, primarily due to lower staffing levels associated with decreased occupancy and wage decreases as a result of the company-wide wage reduction plan implemented in April 2009 and a decrease in other expenses of $2.4 million, or 14.3%, primarily due to decreased variable operating costs associated with the lower revenue including lower food and beverage cost of sales, credit card fees and other operating expenses and a decrease in general and administrative expenses of $0.4 million, or 5.7%, primarily due to a decrease in marketing spend.

Resort – Combination of Mountain and Lodging Segments

•	Resort net revenue was $80.6 million in the first quarter of fiscal 2010 compared to $86.0 million in the first quarter of fiscal 2009, a 6.4% decline.

•	Resort Reported EBITDA was a loss of $38.3 million in the first quarter of fiscal 2010 compared to a loss of $39.1 million in the first quarter of fiscal 2009, a 2.0% improvement.

Real Estate Segment

•	Real Estate segment net revenue was $0.2 million in the first quarter of fiscal 2010 compared to $66.8 million in the first quarter of fiscal 2009.

•	Real Estate Reported EBITDA was $1.1 million in the first quarter of fiscal 2010 compared to $15.4 million in the first quarter of fiscal 2009.

 In the first quarter of fiscal 2010, the Company sold a land parcel located at the Arrowhead base area of the Beaver Creek Resort for $8.5 million and recorded a gain on sale of real property of $6.1 million (net of $2.4 million in related cost of sales), which is included in Real Estate Reported EBITDA but not in Real Estate segment net revenue.  In the first quarter of fiscal 2009, Real Estate segment net revenue was driven primarily by the closings on 39 residences at Crystal Peak Lodge ($51.2 million of revenue with an average selling price per unit of $1.3 million and an average price per square foot of $1,045) in Breckenridge and the closing on one Lodge at Vail Chalet unit ($14.4 million of revenue with an average price per square foot of $2,880).

In the first quarter of fiscal 2010, Real Estate segment operating expense primarily included general and administrative costs of approximately $5.2 million (including $1.4 million of stock-based compensation expense).  General and administrative costs were primarily comprised of marketing expense for the real estate projects under development, overhead costs such as labor and labor-related benefits and allocated corporate costs.  In the first quarter of fiscal 2009, operating expense included cost of sales of $40.1 million commensurate with revenue recognized, primarily driven by the closing on 39 residences at Crystal Peak Lodge ($33.0 million in cost of sales with an average cost per square foot of $679) and the closing on one Lodge at Vail Chalet unit ($7.3 million in cost of sales with an average cost per square foot of $1,465).  Prior year operating expense also included sales commissions of approximately $4.2 million commensurate with revenue recognized and general and administrative costs of approximately $7.1 million (including $0.9 million of stock-based compensation expense).

Total Performance

•
Total net revenue was $80.8 million in the first quarter of fiscal 2010 compared to $152.8 million in the first quarter of fiscal 2009, a 47.1% decline, driven primarily by the timing of real estate closings.

•
Net loss attributable to Vail Resorts, Inc. was $41.2 million, or a loss of $1.14 per diluted share, in the first quarter of fiscal 2010 compared to a net loss attributable to Vail Resorts, Inc. of $34.5 million, or a loss of $0.93 per diluted share, in the first quarter of fiscal 2009.

Balance Sheet

As of October 31, 2009, the Company had cash and cash equivalents on hand of $13.0 million, Net Debt of 2.4 times trailing twelve months Total Reported EBITDA and no revolver borrowings under a $400 million senior credit facility, which matures in 2012 and has $307 million available for borrowing after considering $93 million in currently issued letters of credit.  The Company has virtually no principal maturities due until 2014.

Stock Repurchase Program

The Company did not repurchase any shares of common stock during the three months ended October 31, 2009.  Since inception of this stock repurchase plan in 2006, the Company has repurchased 3,878,535 shares at a cost of approximately $147.8 million, through October 31, 2009.  As of October 31, 2009, 2,121,465 shares remained available to repurchase under the existing repurchase authorization.  The purchases under this program are reviewed by the Company’s Board quarterly and are based on a number of factors, including the Company’s expected future financial performance, the Company’s available cash resources and competing uses for cash that may arise in the future, the restrictions in the Company’s senior credit facility and in the indenture governing the outstanding 6.75% senior subordinated notes, prevailing prices of the Company’s common stock and the number of shares that become available for sale at prices that the Company believes are attractive.

Outlook

Commenting on the Company’s 2009/2010 season pass sales, Katz said, “We are very pleased with the results of our season pass sales efforts.  Even in this challenging economic environment, our Company has been able to markedly grow total season pass sales in advance of the ski season, which continues to expand one of our most important guest loyalty programs. Through December 6, 2009, compared to the comparable period of the prior year, our total season pass sales to date have increased approximately 11% in units and approximately 9% in sales dollars.  As season pass sales in the prior year represented 34% of ultimate total lift ticket revenue, we believe this season pass sales performance provides stability and good momentum heading into this ski season.  Among the various season pass products, the sales of the Summit Season Pass increased significantly, with a majority of the increase coming from guests outside of Colorado.  We believe this increase was due to the inclusion of the Summit Season Pass in our national marketing efforts for the Epic Season Pass and its availability starting this year online for first time purchasers.  The season pass program is a cornerstone of our business model, as more of our guests are committing earlier to the Vail Resorts experience and finding value in our season pass products, while enabling the Company to continue to lock-in an even greater portion of our lift ticket revenue before the start of the ski season.”

Commenting on advance bookings trends, Katz continued, “As of November 30, 2009, the Company’s lodging advance bookings through our central reservations and directly at our owned and managed properties for the 2009/2010 ski season are down approximately 13% in room nights compared to the same period last year.  However, at this point in the bookings cycle, it is still very difficult to project trends for the current season.  Though overall advanced reservations are lower than the prior year, we have seen an even shorter booking window than last year and are seeing bookings at some resorts and some time periods actually ahead of last year.  In fact, as of November 30, at our owned and managed properties, total room night bookings are down 7% for the second quarter ending January 31, 2010.  It is also important to note that as of November 30 of last year, advance bookings for transient guests represented less than 50% of such total ultimate bookings for the prior year ski season.  In addition, airline reservations for Eagle County Airport, the nearest airport to our Vail and Beaver Creek resorts, are currently approximately 4% ahead in the number of seats sold compared to the same time in the prior year.  Given all of these trends, we currently anticipate the booking trend for the full ski season to improve significantly from the booking status as of November 30.”
Commenting on the Company’s fiscal 2010 outlook, Katz said, “Overall, our key early season metrics are indicating some optimistic signs with strong year-over-year season pass sales and improved airline bookings into Eagle County Airport.  However, our overall lodging bookings are showing mixed results with some periods and locations stronger, while most periods are down compared to the prior year, especially in Summit County.  Accordingly, at this early point in our 2009/2010 ski season, we are reiterating our fiscal 2010 guidance ranges issued in late September 2009.”

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2010, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2010.

	Fiscal 2010 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2010
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$170,000	$180,000
Lodging Reported EBITDA (2)	5,000	11,000
Resort Reported EBITDA (3)	178,000	188,000
Real Estate Reported EBITDA (4)	(8,000)	--
Total Reported EBITDA	170,000	188,000
Depreciation and amortization	(111,000)	(111,000)
Loss on disposal of fixed assets, net	(1,100)	(1,100)
Investment income	800	850
Interest expense, net	(17,000)	(17,000)
Income before provision for income taxes	41,700	59,750
Provision for income taxes	(16,050)	(23,000)
Net income	25,650	36,750
Net income attributable to the non-controlling interests	(650)	(1,750)
Net income attributable to Vail Resorts, Inc.	$25,000	$35,000

(1)	Mountain Reported EBITDA includes approximately $5 million of stock-based compensation.

(2)	Lodging Reported EBITDA includes approximately $2 million of stock-based compensation.

(3)
Resort represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined.  Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components.  Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort Reported EBITDA range.

(4)	Real Estate Reported EBITDA includes approximately $4 million of stock-based compensation.

Earnings Conference Call

For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am ET, available at www.vailresorts.com in the Investor Relations section.

Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resort properties of Vail, Beaver Creek, Breckenridge and Keystone mountain resorts in Colorado, the Heavenly Ski Resort in the Lake Tahoe area of California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and the Caribbean. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
***
Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Such risks and uncertainties include but are not limited to prolonged downturn in general economic conditions, including continued adverse affects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully complete real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our real estate development, capital expenditures and growth strategy; our reliance on government permits or approvals for our use of Federal land or to make operational improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity or unauthorized use of our trademarks which diminishes the value of our brands; our ability to integrate and successfully operate future acquisitions; and implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.  Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

The Company uses the terms “Reported EBITDA” and “Net Debt” when reporting financial results in accordance with Securities and Exchange Commission rules regarding the use of non-GAAP financial measures.  The Company defines Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss and for the Real Estate segment plus gain on sale of real property.  The Company defines Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31,
	2009	2008
Net revenue:
Mountain	$39,204	$40,778
Lodging	41,355	45,253
Real estate	205	66,750
Total net revenue	80,764	152,781
Segment operating expense (exclusive of depreciation and amortization shown separately below):
Mountain	76,468	81,223
Lodging	42,623	44,898
Real estate	5,177	51,377
Total segment operating expense	124,268	177,498
Other operating (expense) income:
Depreciation and amortization	(27,184)	(25,078)
Gain on sale of real property	6,087	--
Loss on disposal of fixed assets, net	(113)	(180)
Loss from operations	(64,714)	(49,975)
Mountain equity investment income, net	254	1,015
Investment income	230	643
Interest expense, net	(4,835)	(7,947)
Loss before benefit from income taxes	(69,065)	(56,264)
Benefit from income taxes	25,554	19,409
Net loss	$(43,511)	$(36,855)
Net loss attributable to noncontrolling interests	2,338	2,351
Net loss attributable to Vail Resorts, Inc.	$(41,173)	$(34,504)

Per share amounts:
Basic net loss per share	$(1.14)	$(0.93)
Diluted net loss per share	$(1.14)	$(0.93)

Weighted average shares outstanding:
Basic	36,201	36,922
Diluted	36,201	36,922

Other Data (unaudited):
Mountain Reported EBITDA	$(37,010)	$(39,430)
Lodging Reported EBITDA	$(1,268)	$355
Resort Reported EBITDA	$(38,278)	$(39,075)
Real Estate Reported EBITDA	$1,115	$15,373
Total Reported EBITDA	$(37,163)	$(23,702)

Mountain stock-based compensation	$1,573	$1,193
Lodging stock-based compensation	$516	$429
Resort stock-based compensation	$2,089	$1,622
Real Estate stock-based compensation	$1,375	$945
Total stock-based compensation	$3,464	$2,567

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands)
(Unaudited)

	Three Months Ended		Percentage
	October 31,		Increase
	2009	2008	(Decrease)
Net Mountain revenue:
Lift tickets	$--	$--	--
Ski school	--	--	--
Dining	3,468	3,929	(11.7	) %
Retail/rental	21,538	22,426	(4.0	) %
Other	14,198	14,423	(1.6	) %
Total Mountain net revenue	$39,204	$40,778	(3.9	) %
Mountain operating expense:
Labor and labor-related benefits	$23,384	$24,017	(2.6	) %
Retail cost of sales	12,563	13,251	(5.2	) %
General and administrative	20,273	22,949	(11.7	) %
Other	20,248	21,006	(3.6	) %
Total Mountain operating expense	$76,468	$81,223	(5.9	) %
Mountain equity investment income, net	254	1,015	(75.0	) %
Total Mountain Reported EBITDA	$(37,010)	$(39,430)	6.1%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)

	Three Months Ended		Percentage
	October 31,		Increase
	2009	2008	(Decrease)
Lodging net revenue:
Owned hotel rooms	$10,997	$12,200	(9.9	) %
Managed condominium rooms	4,410	5,055	(12.8	) %
Dining	8,946	10,489	(14.7	) %
Transportation	1,787	--	--
Golf	6,759	7,958	(15.1	) %
Other	8,456	9,551	(11.5	) %
Total Lodging net revenue	$41,355	$45,253	(8.6	) %
Lodging operating expense:
Labor and labor-related benefits	$20,375	$20,843	(2.2	) %
General and administrative	6,707	7,113	(5.7	) %
Other	15,541	16,942	(8.3	) %
Total Lodging operating expense	$42,623	$44,898	(5.1	) %
Total Lodging Reported EBITDA	$(1,268)	$355	(457.2	) %

Owned hotel statistics:
ADR	$175.92	$164.82	6.7%
RevPAR	$89.24	$101.03	(11.7	) %

Managed condominium statistics:
ADR	$176.07	$172.89	1.8%
RevPAR	$26.46	$37.23	(28.9	) %

Owned hotel and managed condominium statistics (combined):
ADR	$175.96	$167.45	5.1%
RevPAR	$53.08	$63.95	(17.0	) %

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of October 31,
	2009	2008
Real estate held for sale and investment	$366,748	$256,323
Total Vail Resorts, Inc. stockholders' equity	$726,597	$674,584

Long-term debt	$489,919	$491,778
Long-term debt due within one year	1,862	354
Total debt	491,781	492,132
Less: cash and cash equivalents	13,019	102,668
Net debt	$478,762	$389,464

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain and Lodging, and Real Estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance.  Reported EBITDA and Net Debt are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures of other companies.  Reported EBITDA and Net Debt should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income (loss), net change in cash and cash equivalents or other financial statement data.  The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries.  The Company primarily uses Reported EBITDA based targets in evaluating performance.  The Company believes that Net Debt is an important measurement as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs.

Presented below is a reconciliation of Total Reported EBITDA to net loss attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three months ended October 31, 2009 and 2008.

	(In thousands)
	(Unaudited)
	Three Months Ended
	October 31,
	2009	2008
Mountain Reported EBITDA	$(37,010)	$(39,430)
Lodging Reported EBITDA	(1,268)	355
Resort Reported EBITDA	(38,278)	(39,075)
Real Estate Reported EBITDA	1,115	15,373
Total Reported EBITDA	(37,163)	(23,702)
Depreciation and amortization	(27,184)	(25,078)
Loss on disposal of fixed assets, net	(113)	(180)
Investment income	230	643
Interest expense, net	(4,835)	(7,947)
Loss before benefit from income taxes	(69,065)	(56,264)
Benefit from income taxes	25,554	19,409
Net loss	(43,511)	(36,855)
Net loss attributable to noncontrolling interests	2,338	2,351
Net loss attributable to Vail Resorts, Inc.	$(41,173)	$(34,504)
* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended October 31, 2009.  Also presented is a reconciliation of Net Debt to Long-term Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended October 31, 2009.

(In thousands)
(Unaudited)
Twelve
Months Ended
October 31,
2009
Mountain Reported EBITDA	$166,809
Lodging Reported EBITDA	5,136
Resort Reported EBITDA*	171,945
Real Estate Reported EBITDA	29,822
Total Reported EBITDA	201,767
Depreciation and amortization	(109,319)
Loss on disposal of fixed assets, net	(997)
Investment income	1,380
Interest expense, net	(24,436)
Income before provision for income taxes	68,395
Provision for income taxes	(24,499)
Net income	$43,896
Net income attributable to noncontrolling interests	(1,615)
Net income attributable to Vail Resorts, Inc	$42,281
   * Resort represents the sum of Mountain and Lodging

	(In thousands)
	(Unaudited)
	As of October 31, 2009
Long-term debt	$489,919
Long-term debt due within one year	1,862
Total debt	491,781
Less: cash and cash equivalents	13,019
Net debt	$478,762

Net debt to Total Reported EBITDA	2.4	x